[New Century Financial Corporation Letterhead]

December 4, 1998

New Century Financial Corporation
18400 Von Karman Avenue, Suite 1000
Irvine, California 92612

Re:   Registration Statement on Form S-8 of
      New Century Financial Corporation (the "Company")

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $5,000,000.00 of Deferred Compensation Obligations of the Company (the "Obligations") to be issued pursuant to the New Century Financial Corporation Deferred Compensation Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Obligations to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Obligations have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Obligations will be validly issued, legally binding obligations of the Company.

     I consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    /s/ Stergios Theologides
                                    Stergios Theologides
                                    Vice President and General Counsel